Child, Sullivan & Company

A PROFESSIONAL CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS

------------------------------------------------------------------------------

1284 W. Flint Meadow Dr., Kaysville, UT, 84037

Ph. 801-927-1337, Fax 801-927-1344

We hereby give our consent to Vendalux that the Financials Statements dated March 31, 2005 and 2004 of the company may be included as part of the SB-2/A.

/s/ Child, Sullivan & Company

Child, Sullivan & Company

September 21, 2005